Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 7, 2019, in the Registration Statement (Form S-1) and related Prospectus of SpringWorks Therapeutics, Inc. (formerly SpringWorks Therapeutics, LLC) for the registration of its common stock.

/s/ Ernst & Young LLP

New York, New York

August 16, 2019